Exhibit 10.2

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Modern Media Acquisition Corp. S.A. (the “Company”) and Apostolos N Zervos (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. The Agreement shall become effective upon the closing and effective date (“Effective Date”) of the proposed merger contemplated in the letter of intent between Modern Media Acquisition Corp. and Akazoo Limited, dated October 25, 2018 (the “Merger”).

RECITALS

A.    The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1    Title. Effective as of the Effective Date, Executive’s position shall be “Chief Executive Officer & Founder” or “Founder & Chief Executive Officer” or any abbreviations thereof. In the absence of a Company Chief Operating Officer, Executive’s title may also include the designation of “President”.

1.2    Term. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Term.” Subject to Section 4 below, the Parties agree that Executive’s employment may be terminated at any time with or without cause or notice, for any reason or no reason.

1.3    Duties; Location. Executive shall have the customary powers, responsibilities and authorities of a chief executive officer of a corporation of the size, type and nature of the Company, including but not limited to defining, coordinating, executing and implementing the Company’s strategy for business development, products commercialization and development, operations, marketing and PR, finance, technology, culture, legal, mergers and acquisitions, geographic expansion and strategic growth initiatives. Additionally, to advise the Company’s board of directors on key corporate matters and decisions and manage all aspects of the company’s public presence, including investor relations to maximize shareholder value. Executive shall report to the Company’s Board of Directors (the “Board”). Executive’s principal place of employment during the Term shall be in Athens, Greece, subject to reasonable business travel as may be required from time-to-time, provided, however, that Executive may relocate during the Term to either London, England, or the New York Tri-State Area, USA, as determined in Executive’s sole and exclusive discretion.

1.4    Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement and any other provisions of agreements between Executive and the Company setting forth compensation, benefits, or equity to which Executive is or may be entitled or local laws applicable to local operating companies with whom Executive may have ancillary agreements.

1.5    Employing Entity. The Parties agree that the Parties may mutually agree to assign, the Company’s rights, duties and obligations hereunder to affiliated entities to the extent that employment by such local entity would avoid adverse tax implications for either Executive or the Company. In the event of such an assignment, the Parties agree that the assignee shall be primarily liable for all Company obligations and duties hereunder but that the Company shall assume any liabilities hereunder should the local entity be unable to fulfill such obligations and duties hereunder. For avoidance of doubt, if the local entity is unable to fulfill the severance obligations hereunder, the Company agrees to satisfy them.

2.	LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1    Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all the standard business hours of the Company to the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) his private investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) of any third-party corporate entity that is not a Competitive Entity (as defined in Section 2.3), so long as these activities do not materially interfere with Executive’s duties hereunder and, with respect to (d), Executive obtains prior Company consent, which consent will not be unreasonably withheld. Executive may also provide services to other parties as an advisor or consultant. Notwithstanding anything to the contrary above, Executive is permitted to continue his work and affiliation with, Codx Ltd., Firstserved Ltd., SocialCast, iAudioAds, Nowconfidential, Apollo Investments, NAMA, Scenebits, Orfeus, Create Global Ltd.

2.2    Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Notwithstanding the above, in the event that the Company or any of its Affiliates undertakes a business line after the Merger that is in competition with a pre-existing venture in which Executive has an interest, Executive shall not be required to divest himself from such venture provided that Executive relinquishes operational control of such competitive venture.

2.3    Covenant not to Compete. To the extent permitted by the laws of the jurisdiction in which Executive primarily performs services for the Company, during the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, in any phase of the business of developing, manufacturing and marketing of digital music streaming services (a “Competitive Entity”), except with the prior written consent of the Company. Notwithstanding anything to the contrary herein, nothing in this Section 2.3 shall prevent Executive from working for a non-competitive division, department, subsidiary, or affiliate of a Competitive Entity, provided that Executive does not provide any advice or counsel to the Competitive Entity on activities competitive with the Company during the Restricted Period.

2.4    Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to competitive products or services offered by a Competitive Entity.

2.5    Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.	COMPENSATION OF THE EXECUTIVE.

3.1    Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of $1,000,000.00 USD, payable in regular periodic payments in accordance with the Company’s normal payroll practices; provided, however, that the Base Salary rate will be increased to $1,200,000.00 USD if the cash proceeds raised as part of the Merger by the surviving corporation and assumed by the Company upon the consummation of the Merger are at least $130,000,000.00 USD, after reduction for any transaction expenses incurred in connection with the capital raise. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company may increase, but not decrease (except in connection with a Company-wide decrease in executive compensation applied on a proportional basis to

Executive as the reductions in base salary are applied to other similarly situated executive officers, and in no case exceed an aggregate reduction of 10% during the Term), Executive’s Base Salary from time to time, and if so increased, “Base Salary” shall include such increases for purposes of this Agreement.

3.2    Bonuses. For each of calendar years 2019 and 2020, Executive shall be eligible to receive a cash bonus (the “Annual Performance Bonus”) in an amount up to 125% of Executive’s then-current Base Salary on the Company’s attainment of certain financial and/or business milestones (the “Milestones”). The Milestones will be established annually by the Company’s Board of Directors (“Board”) or the Remuneration Committee in consultation with the CEO, provided that for 2019 and 2020, such Milestones will be based on revenue and premium subscriber target values outlined in the budget approved by the Company Board on a yearly basis. The Milestones for 2019 will be established and communicated to Executive within 30 days after the Effective Date. The Milestones for subsequent years will be established and communicated to Executive by no later than January 7th of each subsequent year. The Company agrees that the audited achievement of the Milestones will result in the payment of an Annual Performance Bonus on a progressive scale based on the following framework – if the Company achieves at least 85% of the Milestones for the year then the Annual Performance Bonus will be 25% of Executive’s Base Salary, if the Company achieves at least 100% of the Milestones for the year then the Annual Performance Bonus will be 75% of his Base Salary, and if the Executive achieves at least 115% of the Milestones for the year then the Annual Performance Bonus will be 125% of his Base Salary. The degree of the Company’s Milestone performance shall be determined according to reasonable criteria and communicated, within 15 days of the completion of the annual audited financial report, by the Remuneration Committee. The annual cash bonus will be paid by no later than April 30th. After 2020, the Milestones may be adjusted in the reasonable discretion of the Remuneration Committee of the Board (the Milestones may continue to be based on Company revenue targets or may be based on other reasonable business and financial milestones) notwithstanding that the maximum bonus amount (125% of Base Salary) and scale (as outlined above) may not be decreased without the prior consent of the Executive.

3.3    Expense Reimbursements; Car Allowance. The Company will reimburse Executive for all business expenses, including but not limited to communications and mobile communication expenses, transport, lodging, and business related travel expenses, that Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. In addition to such reimbursements as described herein, the Company will also pay Executive a monthly stipend of no less than $5,000 to be allocated to on-going monthly expenses in the course of business, travel, and transport and car expenses that are not conducive to, or practical for, reimbursement.

3.4    Employment Taxes. All of Executive’s compensation (whether paid to Executive or Executive’s estate), including, to the extent applicable, any taxable reimbursements or stipends, shall be subject to customary withholding taxes and any other employment taxes, to the extent required by the law based on Executive’s domicile or place of work, as applicable.

3.5    Benefits. At the Company’s expense, the Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans. Such plans shall have international coverage.

3.6    Holidays and Vacation. Executive shall receive 25 days of paid vacation per year, which cannot be taken in one increment, but which shall accrue if not used in any year and be paid to Executive or carried forward to subsequent years consistent with Company policy. In addition to such paid vacation, Executive shall receive all paid Company holidays in accordance with Company policy.

3.7    Long Term Incentive Plan (LTIP). The Company will establish a long-term incentive program (LTIP) for Executive. The first LTIP awards will cover the 3 year period 2019-2021, consisting of various equity incentive instruments, but whose value shall be 150% of Executive’s annual Base Salary for the year at issue (such value is the “Yearly LTIP Value”) subject to and on the terms described in Sections 3.7.1 and 3.7.2 as follows:

3.7.1    Annual Stock Option Award. By no later than February 15th of each calendar year during the Term (or, in the case of calendar year 2019, by no later than thirty (30) days after the closing of the Merger), and provided that Executive remains an employee of the Company or its Affiliates as of the date of grant of the stock option, the Company shall grant to Executive an option to purchase shares of the Company’s common stock under the Company’s 2019 Omnibus Equity Incentive Plan (the “Plan”), where each such option will have a grant date value of 50% of the Yearly LTIP Value (for example, $750,000 USD or $900,000 USD for calendar year 2019 pursuant to terms in 3.1), at an exercise price that is equal to the fair market value of the common stock on the date of grant (each annual grant referred to as an “Option”). The “value” of each Option for this purpose will be the fair value of the Option on the date of grant based on a Black-Scholes or any similar option valuation methodology utilized by the Company for determining the fair value of its stock options for financial reporting purposes. Subject to the accelerated vesting provisions set forth herein, prior to a Termination of Service (as defined in the Plan ), the Option will vest and become exercisable as to 1/36th of the shares subject to the Option monthly, so that the Option will be fully vested and exercisable three (3) years from the date of grant.

3.7.2    Annual Restricted Stock Unit Award. By no later than February 15th of each calendar year during the Term (or, in the case of calendar year 2019, by no later than thirty (30) days after the closing of the Merger), and provided that Executive remains an employee of the Company or its Affiliates as of the date of grant of an RSU Award, the Company shall also grant to Executive an award of restricted stock units with respect to shares of the Company’s common stock, covering a number of shares having a fair market value equal to 50% of the Yearly LTIP Value (for example, $750,000 USD or $900,000 USD for calendar year 2019 pursuant to terms in 3.1) (each annual grant referred to as an “RSU Award”). With respect to the RSU Award in 2019 (the “2019 RSU Award”), subject to the accelerated vesting provisions set forth herein, prior to a Termination of Service (as defined in the Plan ), 50% of the 2019 RSU Award will be subject to vesting based upon the audited achievement of mutually agreed upon Company revenue targets for financial years 2019-2021, and 50% of the 2019 RSU Award will be subject to vesting tied to the achievement of mutually agreed upon total shareholder return (TSR) goals for financial years 2019-2021 as compared against the Company’s peer group, including Spotify and Tencent Music, if applicable. The aforementioned goals will be established as of the date the 2019 RSU Award is granted. For each subsequent financial year after 2019 during the Term of this Agreement, the Company will approve an additional grant of RSUs, in each case covering shares of Company common stock having a fair market value equal to 50% of the Yearly LTIP Value on the date of grant, and subject to vesting based on the attainment of reasonable performance targets (revenue and TSR) over the course of the 3 year periods (e.g., the 2020 RSU Award would vest at the end of 2022 based on performance goals for that three-year period), as such goals are established in good faith by the Company’s Remuneration Committee. The performance goals for all RSUs are subject to equitable adjustment for acquisitions and any other corporate transactions that materially affect the performance targets.

3.7.3    As soon as practicable after the Merger, the Company agrees to register any shares of capital stock issued pursuant to awards under the Plan, including shares of common stock issued to Executive, on a Form S-8 or other similar registration statement and will use its best efforts to maintain the effectiveness of such registration during all times that such shares of capital stock remain outstanding.

4.	TERMINATION.

4.1    Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1    Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2    Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2    Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3    Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4    Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5    Compensation Upon Termination.

4.5.1    Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expenses reimbursement amounts owed to Executive; (iii) all unpaid bonuses Executive accrued for any already completed calendar years prior to the termination date; (iv) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (v) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated); and (vi) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its Affiliates and Executive (the amounts in (i) through (vi) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i) through (iv) within ten (10) days following such termination (or in the case of any performance bonuses based on completed calendar years, upon the Company’s receipt of its completed financial statements or other information confirming achievement of the performance milestones, if applicable); (B) any payments associated with (v) in accordance to the terms of such plans or programs; and (C) any such amounts in (vi) in accordance with the terms of such agreements. Additionally, in the case of Executive’s death or complete disability, Executive, or his estate or heirs, shall be beneficiaries to all amounts, proceeds and benefits provisioned by a Company sponsored life insurance program providing death and disability benefits, administered to the Executive within a period of four (4) months from closing of the Merger. In the case of Executive’s death or complete disability within this four (4) month period, and where such an insurance policy is not active, has not come into effect yet or is under renewal or renegotiation, then the Executive, or his estate or heirs shall be due $1 million USD as an additional Termination Amount.

4.5.2    Termination For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the Termination Amounts. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3    Termination Without Cause or Resignation For Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, the Company shall pay Executive the Termination Amounts. In addition, subject to Executive furnishing to the Company an executed Release within a reasonable time period specified therein but which in no event will be greater than forty-five (45) days after the date of termination, and allowing the Release to become effective in accordance with its terms, Executive shall be entitled to: (1) severance in the form of a lump sum payment equivalent to (i) three years of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason), if Executive’s termination occurs within (or on the last day of) the two-year period starting on the Effective Date; or if Executive’s termination occurs prior to a four (4) month period before a Change in Control or on or after a Change in Control, but prior to any reduction triggering Good Reason (ii) two-years of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) if Executive’s termination occurs after the end of the two-year period that started on the Effective Date; (2) payment of 100% of Executive’s premiums to cover COBRA for the Executive and his eligible dependents for a period of twelve (12) months following the termination date; (3) a pro-rata Annual Performance Bonus for the year of termination, where the amount of the pro-rata bonus is the Executive’s maximum bonus opportunity (125% of Executive’s then Base Salary) multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company during the year of termination and the denominator of which shall be 12; and (4) immediate accelerated vesting of any unvested equity, whether such equity is subject to time-based or performance-based vesting, including, without limitation, any shares of restricted stock, restricted stock units and unvested outstanding stock option(s) (including, but not limited to, accelerated vesting of any outstanding Options or RSU Awards under Section 3.7 of this Agreement), and provided further that any contractual limitations or restrictions on the rights of Executive to sell or transfer any capital stock of the Company shall lapse and no longer apply upon his termination from employment under this Section. The payments under (1) and (3) above will be made on the Company’s first regular payroll date after the effective date of the Release, and the reimbursement or payment of COBRA premiums will be made as those premium payments become due for Executive, provided that any such payment that is scheduled to be paid before the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1    Complete Disability. “Complete Disability” means that Executive is determined to be permanently disabled pursuant to the Company’s long term disability plan and is receiving disability benefits under such plan, or, if no such plan exists, means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

4.6.2    Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i)    The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board (other than because of incapacity due to physical or mental illness);

(ii)    Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body;

(iii)    Executive’s conviction for any felony involving moral turpitude (including entry of a nolo contendere plea);

(iv)    Executive’s misappropriation or embezzlement of the property of the Company or its Affiliates (which would qualify as a felony under local criminal law); or

(v)    Willful and material breach by Executive of this Agreement and/or of his Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that, any such termination of Executive under 4.6.2(i), (ii), or (iv), shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

4.6.3    Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i)    any reduction by the Company of Executive’s Base Salary as initially set forth herein, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation of no more than 10% in the aggregate during the Term, such reduction shall not constitute Good Reason for Executive to terminate his employment;

(ii)    a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive;

(iii)    any change in Executive’s job title, except as contemplated in Section 1.1 above;

(iv)    a material adverse change in Executive’s duties, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of your duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time;

(v)    any failure of the Company or any affiliate to timely pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive;

(vi)    relocation of Executive’s principal place of employment by more than thirty-five (35) miles;

(vii)    any reduction in Executive’s bonus eligibility or a reduction of the maximum Annual Performance Bonus to an amount less than 125% of the Base Salary;

(viii)    the assignment to Executive of duties materially inconsistent with his position with the Company;

(ix)    the Company’s failure to obtain an agreement from any successor or assignee to assume and agree to perform this Agreement: or

(x)    a Change in Control.

Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; by no later than thirty (30) days after the event or condition(s) which Executive believes constitutes Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.4    Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i)    the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that a Change of Control shall not be deemed to have occurred if such third party (or a member of such group) owns in excess of 5% of the Company’s voting power as of the date of this Agreement;

(ii)    a merger, consolidation or similar transaction following which the Stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)    the dissolution or liquidation of the Company;

(iv)    the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; or

(v)    within any twenty-four (24) month period, the Incumbent Directors (as defined in the Plan) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board.

4.7    Survival of Certain Sections. Any provision of this Agreement that must survive termination of this Agreement if necessary to effectuate the intent of the Parties will survive such termination, including Sections 2.3, 2.4, 3, 6, 7, 8, 9, 11, 12, 13, 16, and 17.

4.8    Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, the Release and permits the release of claims contained therein to become effective in accordance with its terms. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

As a condition of employment Executive agrees to execute the PIIA.

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

(      )

Attn:

If to Executive:

[                                 ]

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9.	INTEGRATION.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements.

10.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

16.	ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in the location of Executive’s primary work location conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17.	INDEMNIFICATION.

Without limiting the Company’s requirements under local or Luxembourg law, to the extent more favorable to Executive than Delaware law, the Company shall defend and indemnify Executive in his capacity as an officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”) as if the Company were incorporated in

Delaware. The Company shall also maintain a policy for indemnifying its officers and directors during the Term and for no less than six years after the date upon which Executive’s employment with the Company terminates, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification and requirement to maintain related insurance shall survive any expiration or termination of this Agreement.

18.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MODERN MEDIA ACQUISITION CORP. S.A.

By:
Name:
Title:

Dated:

EXECUTIVE:

APOSTOLOS ZERVOS

Dated:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of                         , to which this form is attached, I, Apostolos Zervos, hereby furnish Modern Media Acquisition Corp. S.A. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims under the Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any indemnification rights I may have as a former officer or director of the Company or its subsidiaries or affiliated companies, including any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (d) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, and (g) reimbursement for business expenses which are consistent with the Company’s reimbursement policy. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By: